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                                                                    Exhibit 99.1

(FIRST LOGO)

                                  News Release

FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA, TERRE HAUTE, INDIANA 47807 (812) 238-6000

                                              For more information contact:
July 27, 2006                                 Michael A. Carty at (812) 238-6264

              FIRST FINANCIAL CORPORATION REPORTS EARNINGS INCREASE

     First Financial Corporation (NASDAQ:THFF) today announced a 28.7% increase in net income for the three months ending June 30, 2006 over the same period of 2005. Net income was $6.4 million or $.48 per average share compared to $5.0 million or $.37 per average share for the second quarter of 2005. This performance brings the year-to-date earnings to $11.9 million or $.90 per average share compared to $11.3 million or $.84 per average share reported for the six months ended June 30, 2005.

     During the quarter net interest income improved to $18.5 million compared to $18.3 million for the same period a year ago. The Corporation's improved asset quality, evidenced by a 15% reduction in classified assets at June 30, 2006 as compared to June 30, 2005, resulted in a reduction of the provision for loan losses of $3.1 million compared to the prior year quarter. Due to a higher interest rate environment, the Corporation has chosen to retain mortgage loans in the portfolio during 2006. This has resulted in $413 thousand less income from gains on the sale of loans during the second quarter of 2006 compared to the second quarter of 2005. Total non-interest income of $7.2 million for this

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period was $592 thousand less than 2005. Non-interest expenses for the second quarter increased by $434 thousand or 2.7% over the same period of 2005. A new banking center facility in Vincennes, Indiana which opened early in 2006, accounted for 36% or $156 thousand of this increase.

     During the quarter deposits of the Corporation increased $9.9 million from the same period in 2005. While loans have decreased during this period $75 million or 5.1% as a result of reducing classified assets and improving asset quality, loans have increased from the first quarter of this year by $4.1 million and total assets increased by $22.1 million for the same period. For the 18th consecutive year the Corporation increased dividends to the shareholders. The dividend of $.42 per share was declared during the second quarter and reduced shareholders' equity $5.7 million.

     First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc.

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                           FIRST FINANCIAL CORPORATION

       Financial Ratios for the Quarter and Six Months Ended June 30, 2006

               (Dollar amounts in thousands except per share data)

                                06/30/06     06/30/05     $ CHANGE   % CHANGE
                               ----------   ----------   ---------   --------
YEAR TO DATE INFORMATION:
Net Income                     $   11,934   $   11,303   $     631      5.58%
Earnings Per Average Share     $     0.90   $     0.84   $    0.06      7.14%
Return on Assets                     1.11%        1.05%       0.06%     5.71%
Return on Equity                     8.75%        8.30%       0.45%     5.42%
Net Interest Margin                  3.92%        3.95%      -0.03%    -0.76%
Net Interest Income            $   36,907   $   36,621   $     286      0.78%
Non-Interest Income            $   14,628   $   15,539       ($911)    -5.86%
Non-Interest Expense           $   32,427   $   31,118   $   1,309      4.21%
Loan Loss Provision            $    2,848   $    6,006     ($3,158)   -52.58%
Net Charge Offs                $    2,745   $    8,360     ($5,615)   -67.17%
Efficiency Ratio                    60.07%       56.94%       3.13%     5.50%

QUARTER TO DATE INFORMATION:
Net Income                     $    6,425   $    4,992   $   1,433     28.71%
Earnings Per Average Share     $     0.48   $     0.37   $    0.11     29.73%
Return on Assets                     1.19%        0.93%       0.26%    27.96%
Return on Equity                     9.41%        7.34%       2.07%    28.20%
Net Interest Margin                  3.90%        3.98%      -0.08%    -2.01%
Net Interest Income            $   18,511   $   18,278   $     233      1.27%
Non-Interest Income            $    7,215   $    7,807       ($592)    -7.58%
Non-Interest Expense           $   16,211   $   15,777   $     434      2.75%
Loan Loss Provision            $      645   $    3,783     ($3,138)   -82.95%
Net Charge Offs                $    1,359   $    6,137     ($4,778)   -77.86%
Efficiency Ratio                    60.15%       57.99%       2.16%     3.72%

BALANCE SHEET:
Assets                         $2,177,763   $2,157,759   $  20,004      0.93%
Deposits                       $1,499,474   $1,489,608   $   9,866      0.66%
Loans                          $1,386,137   $1,461,131    ($74,994)    -5.13%
Shareholders' Equity           $  267,076   $  268,545     ($1,469)    -0.55%
Book Value Per Share           $    20.13   $    20.04   $    0.09      0.45%
Average Assets                  2,148,024    2,150,014     ($1,990)    -0.09%